Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated September 25, 2008, in this Registration Statement on Form S-1/A Amendment No. 4 of Coil Tubing Technology Holdings, Inc., for the registration of shares of its common stock. We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.

/S/ LBB & Associates Ltd., LLP
LBB & Associates Ltd., LLP

Houston, Texas
October 10, 2008